Exhibit 31.2

WAMU ASSET ACCEPTANCE CORP.

RESTATED OFFICER’S CERTIFICATE

I, Thomas G. Lehmann, certify that:

1.         I have reviewed this report on Form 10–K and all reports on Form 10–D required to be filed in respect of the period covered by this report on Form 10–K of WaMu Mortgage Pass-Through Certificates, Series 2006-AR3 Trust (the ‘‘Exchange Act periodic reports’’);

2.         Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a  material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.         Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10–D for the period covered by this report is included in the Exchange Act periodic reports;

4.         Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreement(s) in all material respects; and

5.         All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a–18 and 15d–18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10–K.

Date:  As of March 15, 2007

/s/ Thomas G. Lehmann
Name: Thomas G. Lehmann
Title: President and Senior Officer in Charge of Securitization of the Depositor